Exhibit (d)(2)

AMENDMENT NO. 1

TO THE INVESTMENT ADVISORY AGREEMENT

AMENDMENT No. 1 to the Investment Advisory Agreement dated August 25, 2004, made as of the 24th day of October, 2012.

W I T N E S S E T H:

WHEREAS, Section XVII of the Investment Advisory Agreement reads as follows:

XVII. Amendments, Waivers, etc. Provisions of this Agreement may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. This Agreement (including any exhibits and schedules hereto) may be amended at any time by written mutual consent of the parties, subject to the requirements of the 1940 Act and rules and regulations promulgated and orders granted thereunder.

WHEREAS, on October 24, 2012, a majority of the Trustees voted to change the name of the Trust from Thrivent Financial Securities Lending Trust to Thrivent Cash Management Trust.

THRIVENT CASH MANAGEMENT TRUST		THRIVENT FINANCIAL FOR LUTHERANS

By	/s/ Russell W. Swansen	By	/s/ Bradford L. Hewitt
	Russell W. Swansen		Bradford L. Hewitt
	President		President and Chief Executive Officer